Exhibit 99.1

WAL-MART

STORES, INC.

    479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Gus Whitcomb 479/273-4314

Pre-recorded Conference Call
402/998-1748

Wal-Mart Reports Record Third Quarter Sales and Earnings

BENTONVILLE, Ark., November 16, 2004 — Wal-Mart Stores, Inc. reported record third quarter sales and earnings for the quarter ended October 31, 2004. Net sales were $68.5 billion, an increase of 9.7 percent over the third quarter of fiscal 2004. Income from continuing operations for the quarter was $2.3 billion, an increase of 12.7 percent from $2.0 billion in the third quarter of fiscal 2004. Diluted earnings per share from continuing operations were $0.54, up from $0.46 per share in the same prior year quarter.

Net sales for the nine months ended October 31, 2004, were $203.0 billion, an increase of 11.6 percent over the first nine months of fiscal 2004. Income from continuing operations for the nine months ended October 31, 2004, increased 15.7 percent to a record $7.1 billion, up from $6.1 billion in the same prior year period. Diluted earnings per share from continuing operations for the nine months ended October 31, 2004, were $1.66, up from $1.40 in the same prior year period.

Lee Scott, President and CEO said, “I am pleased to report another record quarter of sales and earnings. The economy continues to improve and we are well positioned for the holidays. With the help of our associates, I look forward to another record quarter and a successful holiday season.”

Net sales were as follows (dollars in billions):

	Quarter Ended October 31,			Nine Months Ended October 31,
	2004	2003	Percent Change	2004	2003	Percent Change
Wal-Mart Stores	$45.888	$42.386	8.3%	$136.373	$123.574	10.4%
SAM’S CLUB	9.082	8.607	5.5%	27.139	24.982	8.6%
International	13.550	11.487	18.0%	39.493	33.279	18.7%

Total Company	$68.520	$62.480	9.7%	$203.005	$181.835	11.6%

Total U.S. comparable sales for the quarter increased 1.7 percent, which is represented by a 1.3 percent comp increase for Wal-Mart Stores and a 4.0 percent comp increase for SAM’S CLUB. Total U.S. comparable sales for the nine month period were up 4.1 percent which is comprised of a 3.4 percent comp increase for Wal-Mart Stores and a 7.2 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the third quarter of fiscal 2005, the Wal-Mart Stores segment, including Supercenters, had operating income (income from continuing operations before unallocated corporate expenses, net interest expense, income taxes and minority interest) of $3.115 billion, an increase of 5.0 percent compared with $2.967 billion in the third quarter of fiscal 2004.

For the nine months ended October 31, 2004, the Wal-Mart Stores segment, including Supercenters, had operating income of $9.921 billion, an increase of 9.8 percent as compared with operating income of $9.036 billion in the similar period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had operating income for the third quarter of fiscal 2005 of $306 million, an increase of 13.3 percent compared with $270 million in the third quarter of fiscal 2004.

For the nine months ended October 31, 2004, the SAM’S CLUB segment had operating income of $925 million, an increase of 18.1 percent as compared with operating income of $783 million in the similar period in the prior year.

International Segment:

The International segment had operating income of $698 million for the most recent quarter, an increase of 23.8 percent compared with $564 million in the third quarter of fiscal 2004.

The International segment had operating income of $2.009 billion for the first nine months of fiscal 2005, an increase of 33.1 percent compared with $1.509 billion for the similar period in fiscal 2004.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 402-998-1748. The information included in this release and our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends.

Wal-Mart Stores, Inc. operates in all fifty states. Internationally, the Company operates in Argentina, Brazil, Canada, China, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom. Wal-Mart also owns approximately a 37% interest in The Seiyu, Ltd. (“Seiyu”) with options to purchase up to approximately 69% of that company by the end of December 2007. Seiyu operates over 400 stores located throughout Japan. The Company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly-owned subsidiary, to Berkshire Hathaway Inc. McLane has been accounted for as a discontinued operation.

Last year, Wal-Mart Stores, Inc. contributed more than $150 million to support communities and local non-profit organizations. Customers and associates raised an additional $70 million at Stores and Clubs. View additional information about the Company on our website at www.walmartstores.com or shop with us on-line at www.walmart.com and www.samsclub.com.

This release contains a statement as to the view of our Chief Executive Officer regarding the balance of the year that Wal-Mart believes is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. This forward-looking statement is subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of energy, labor and health care, accident costs, interest rate fluctuations and other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statement contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statement contained in this release. That forward-looking statement is made only as of the date of this report and we undertake no obligation to update it to reflect subsequent events or circumstances.

WAL-MART STORES, INC.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Revenues:
Net sales	$68,520	$62,480	$203,005	$181,835
Other income, net	741	555	2,165	1,656

	69,261	63,035	205,170	183,491
Costs and expenses:
Cost of sales	52,567	48,292	156,069	140,508
Operating, selling, general and administrative expenses	12,910	11,344	37,308	32,704

Operating income	3,784	3,399	11,793	10,279

Interest:
Debt	248	168	649	512
Capital leases	57	64	189	202
Interest income	(64)	(26)	(149)	(83)

Interest, net	241	206	689	631

Income from continuing operations before income taxes and minority interest	3,543	3,193	11,104	9,648
Provision for income taxes	1,207	1,117	3,853	3,377

Income from continuing operations before minority interest	2,336	2,076	7,251	6,271
Minority interest	(50)	(48)	(148)	(131)

Income from continuing operations	2,286	2,028	7,103	6,140
Income from discontinued operation, net of tax	—	—	—	193

Net income	$2,286	$2,028	$7,103	$6,333

Basic net income per common share:
Net income per common share from continuing operations	$0.54	$0.46	$1.67	$1.40
Net income per common share from discontinued operation	—	—	—	0.05

Basic net income per common share	$0.54	$0.46	$1.67	$1.45

Diluted net income per common share:
Net income per common share from continuing operations	$0.54	$0.46	$1.66	$1.40
Net income per common share from discontinued operation	—	—	—	0.04

Diluted net income per common share	$0.54	$0.46	$1.66	$1.44

Weighted-average number of common shares:
Basic	4,242	4,362	4,266	4,375
Diluted	4,249	4,372	4,274	4,385

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	October 31, 2004	October 31, 2003	January 31, 2004
ASSETS
Cash and cash equivalents	$4,639	$3,312	$5,199
Receivables	1,418	1,112	1,254
Inventories	33,347	31,285	26,612
Prepaid expenses and other	1,573	1,083	1,356

Total current assets	40,977	36,792	34,421

Property, plant and equipment, at cost	80,421	69,203	71,601
Less accumulated depreciation	(18,545)	(15,593)	(15,684)

Property, plant and equipment, net	61,876	53,610	55,917

Property under capital leases	4,465	4,245	4,286
Less accumulated amortization	(1,798)	(1,651)	(1,673)

Property under capital leases, net	2,667	2,594	2,613

Goodwill	10,191	9,446	9,882
Other assets and deferred charges	2,378	2,383	2,079

Total assets	$118,089	$104,825	$104,912

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$7,569	$4,709	$3,267
Accounts payable	22,133	20,300	18,932
Dividends payable	537	—	—
Accrued liabilities	12,325	10,185	10,741
Accrued income taxes	525	679	1,377
Long-term debt due within one year	3,721	2,913	2,904
Obligations under capital leases due within one year	206	181	196

Total current liabilities	47,016	38,967	37,417

Long-term debt	19,099	16,951	17,102
Long-term obligations under capital leases	3,048	2,997	2,997
Deferred income taxes and other	2,588	2,317	2,289
Minority interest	1,452	1,422	1,484

Common stock and capital in excess of par value	2,723	2,513	2,566
Retained earnings	40,850	39,750	40,206
Other accumulated comprehensive income	1,313	(92)	851

Total shareholders’ equity	44,886	42,171	43,623

Total liabilities and shareholders’ equity	$118,089	$104,825	$104,912

Certain reclassifications have been made to the prior periods to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended October 31,
	2004	2003
Cash flows from operating activities:
Income from continuing operations	$7,103	$6,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,161	2,813
Decrease (increase) in accounts receivable	(44)	460
Increase in inventories	(6,632)	(6,630)
Increase in accounts payable	3,099	3,655
Increase in accrued liabilities	450	1,202
Other operating activities	311	120

Net cash provided by operating activities of continuing operations	7,448	7,760
Net cash provided by operating activities of discontinued operation	—	50

Net cash provided by operating activities	7,448	7,810

Cash flows from investing activities:
Payments for property, plant and equipment	(9,260)	(7,403)
Disposal of assets	742	191
Proceeds from sale of McLane	—	1,500
Investment in international operations	(315)	—
Other investing activities	(23)	172

Net cash used in investing activities of continuing operations	(8,856)	(5,540)
Net cash used in investing activities of discontinued operation	—	(176)

Net cash used in investing activities	(8,856)	(5,716)

Cash flows from financing activities:
Increase in commercial paper	4,302	635
Proceeds from issuance of long-term debt	4,831	5,610
Dividends paid	(1,664)	(1,180)
Payment of long-term debt	(2,081)	(3,500)
Purchase of Company stock	(4,398)	(3,105)
Other financing activities	(181)	(70)

Net cash provided by (used in) financing activities	809	(1,610)

Effect of exchange rates on cash	39	70

Net increase (decrease) in cash and cash equivalents	(560)	554
Cash and cash equivalents at beginning of year *	5,199	2,758

Cash and cash equivalents at end of period	$4,639	$3,312

*	Includes cash and cash equivalents of discontinued operation of $22 million at January 31, 2003.

Certain reclassifications have been made to the prior period to conform to the current presentation.